UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2025

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 1, 2025, Hilton Domestic Operating Company Inc. (the “Issuer”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) by and among the Issuer, the Company, the other guarantors party thereto and Wells Fargo Securities, LLC, for itself and on behalf of the several initial purchasers named therein (the “Initial Purchasers”), providing for the issuance and sale of $1 billion in aggregate principal amount of the Issuer’s 5.500% Senior Notes due 2034 (the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes will be issued at 100% of their par value with a coupon of 5.500%. Interest on the Notes will be payable semi-annually on June 1 and December 1 of each year commencing on June 1, 2026. The Notes will mature on March 31, 2034. The offering is expected to close, subject to customary closing conditions, on December 10, 2025. The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The Issuer intends to use the net proceeds of the offering of the Notes to redeem all $500 million in aggregate principal amount of the Issuer’s outstanding 5.750% Senior Notes due 2028 (the “2028 Notes”) and to pay all fees and expenses related thereto, and the remainder for general corporate purposes.

Certain of the Initial Purchasers and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the Initial Purchasers or their respective affiliates may be holders of the 2028 Notes and may receive a portion of the net proceeds from the offering that are used to fund the redemption of such notes.

The information included in Item 8.01 of this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company or its subsidiaries.

On December 1, 2025, the Company issued a press release announcing the launch of the offering of the Notes and a press release announcing the pricing of the offering of the Notes, and each is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release announcing the launch of the offering of the Notes, dated December 1, 2025

99.2	Press Release announcing the pricing of the offering of the Notes, dated December 1, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

	By:	/s/ Kevin J. Jacobs
Date: December 2, 2025	Name:	Kevin J. Jacobs
	Title:	Executive Vice President and Chief Financial Officer